EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements of Enzon Pharmaceuticals, Inc. and Subsidiaries on Form S-3 (No. 333-137723) and Form S-8 (Nos. 333-174099, 333-140282,333-134453, 333-132467, 333-121468, 333-101898, 333-64110, and 333-18051) of our report dated March 21, 2016, on our audits of the consolidated financial statements as of December 31, 2015 and 2014 and for each of the years then ended, which report is included in this Annual Report on Form 10-K to be filed on or about March 21, 2016.

/s/ EISNERAMPER LLP

Iselin, New Jersey

March 21, 2016